Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Jennifer Carberry

NYFIX, Inc.

(203) 425-8000 or

info@nyfix.com

www.nyfix.com

NYFIX OFFERS FREE FIX ENGINE

STAMFORD, CT., January 23, 2006 – NYFIX, Inc. (Pink Sheets: NYFX), a leader in technology solutions for the financial marketplace, announced today it is now offering a single connect version of its industry leading NYFIX Appia FIX Engine at no cost to qualified institutions.

NYFIX Appia provides financial institutions the foundation for sending and receiving messages electronically across the front, middle, and back office, bringing efficiency, reliability and speed to their trading operations globally. The NYFIX offering uniquely combines the Top Ranked Buyside FIX Network in North America with the Top Ranked FIX Engine from TowerGroup’s and FIX Protocol Limited’s recently released 2005 Global FIX Survey. This combination offers an extensive array of global connectivity options, including institutions, brokerage firms, ECNs/ATSs, and equity and derivatives exchanges worldwide.

“The free version of NYFIX Appia being offered is the same technology that is used by the largest trading counterparties around the world,” said Robert Gasser, Chief Executive Officer of NYFIX. “The single connect version combined with the NYFIX Network will give even the smallest institution access to any of our impressive number of global end points. We view this strategy as integral to our broader goal of aggressively expanding distribution of the NYFIX Network. “

NYFIX provides the domestic and international financial markets with trading workstations, trade automation technologies and trade communications technologies, enabling broker-dealers, institutions and exchanges to electronically interact with one another.

For more information on the NYFIX Appia Single Connect offer, visit the NYFIX website at www.nyfix.com.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, middle-office trade automation technologies and trade communication technologies. Our NYFIX Network is one of the industry’s largest networks, connecting broker-dealers, institutions and exchanges. In addition to our headquarters in Stamford, we have offices on Wall Street in New York City, in London’s Financial District, in Chicago, and in San Francisco. We operate redundant data centers in the northeastern United States with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.